Compass, Inc. Reports Record Second Quarter 2026 Results

Actioned Entire $300 Million of Year 1 Net Cost Synergy Target 5 Months Ahead of Plan
Q2 Revenue +14% YoY1; GAAP Net Income $92 Million; Adjusted EBITDA2 $363 Million
Operating Cash Flow $191 Million; Cash Balance Increased $210 million QoQ to $694 Million

New York, NY - August 4, 2026 - Compass, Inc. (“Compass” or “the Company”) (NYSE: COMP), a global real estate services company with a presence in every major U.S. city and approximately 120 countries and territories, announced its financial results for the second quarter ended June 30, 2026.

"Compass delivered very strong Q2 results, with Revenue and Adjusted EBITDA surpassing the high-end of our guidance range, driven by broad business strength and the successful realization of our cost synergies" said Robert Reffkin, Founder and Chief Executive Officer. Reffkin added, "in Q2, our outperformance versus the industry accelerated, with Brokerage Gross Transaction Value (“GTV”) up 15.9% year-over-year on a pro forma1 basis, compared to market volumes3 that were up 6% year-over-year, reflecting approximately 1,000 basis points of GTV outperformance compared to 580 basis points of outperformance in Q1 2026. Additionally, Brokerage transactions were up 7.4% year-over-year on a pro forma1 basis compared to market transactions3 up 3.5% year-over-year, reflecting 390 basis points of outperformance compared to the 240 basis points of outperformance in Q1 2026. For 21 consecutive quarters, spanning our entire history as a public company, our Brokerage has outperformed the market on an organic basis for the Compass standalone brand, and now for two consecutive quarters, including Anywhere.”

Reffkin continued, "our integration with Anywhere is progressing well and we have now actioned our entire Year 1 net cost synergy target of $300 million five months ahead of plan. As such, we are raising our Year 1 actioned net cost synergy target from $300 million to $330 million and our 2026 realized net cost synergy target from $200 million to $220 million. Of the $220 million, we expect to now realize $150 million through the P&L and the remaining $70 million as a Capex synergy. Our progress to date reinforces our confidence in delivering on our $500 million net cost synergy target over three years. By fully realizing these cost synergies, we believe we will be able to achieve durable profitability and de-lever our balance sheet even in a muted market, with significant upside in a housing market recovery."

Scott Wahlers, Chief Financial Officer, said, "The strength of our second quarter results reflects strong execution and focus from the entire team. We delivered $4.3 billion in Revenue, representing growth of 14% year-over-year on a pro forma1 basis, while Adjusted EBITDA2 grew to $363 million, which is an all-time record for any second quarter in our history.”

Wahlers continued, “We generated $191 million in operating cash flow in Q2 and our cash balance increased by $210 million quarter-over-quarter to a healthy $694 million, with no balance on our revolver. With $694 million of cash on hand and the positive free cash flow we expect to generate in the second half of the year, we remain committed to redeeming our $500 million 9.75% Notes when they are first callable in Q2 of 2027. Deleveraging the balance sheet remains a key focus for the company and we expect to continue to make progress on this front through strong cash flow generation, bolstered by the expected $470 million in future cash tax savings from our $1.8 billion in net operating losses.”

Q2 2026 Highlights:
●Revenue in Q2 2026 increased by 109% year-over-year to $4.31 billion compared to Revenue of $2.06 billion in Q2 2025. Revenue increased by 14.3% year-over-year compared to pro forma1 Revenue of $3.77 billion in Q2 2025.
●GAAP Net Income in Q2 2026 was $92 million compared to net income of $39 million in Q2 2025.
1 Pro forma key business metrics and revenue are presented as if the Anywhere transaction had occurred on January 1, 2025. For comparability, where indicated, Anywhere's results have been included for the full period from April 1, 2025 through June 30, 2025.
2 A reconciliation of GAAP to Non-GAAP measures can be found within the financial statement tables included in this press release.
3 Source: National Association of Realtors®.

●Adjusted EBITDA2 (a non-GAAP measure) was $363 million in Q2 2026. Adjusted EBITDA in Q2 2026 excludes depreciation and amortization of $153 million, non-cash stock-based compensation expense of $38 million and $34 million in merger transaction and integration expenses.
●Operating Cash Flow / Free Cash Flow2 (a non-GAAP measure): During Q2 2026, operating cash flow was $191 million and free cash flow was $180 million, driven by better than expected Adjusted EBITDA and timing-related items.
●Liquidity & Capital Structure: At the end of Q2 2026, our cash balance was $694 million, and we had no balance on our revolver. Total long-term debt at the end of Q2 2026 was $3.14 billion.

Q2 2026 Operational Highlights:

Brokerage:
●Gross Transaction Value (“GTV”)4: Brokerage GTV was $155.2 billion in Q2 2026, an increase of 98.2% year-over-year compared to GTV of $78.3 billion in Q2 2025. Brokerage GTV increased by 15.9% year-over-year compared to pro forma1 GTV of $133.9 billion in Q2 2025. GTV for the entire U.S. residential real estate market increased by 6%3 over the same period.
●Transactions4: Brokerage agents closed 153,009 total transactions in Q2 2026, an increase of 109.5% year-over-year compared to transactions of 73,024 in Q2 2025. Transactions increased by 7.4% year-over-year compared to pro forma1 transactions of 142,504 in Q2 2025. Transactions for the entire U.S. residential real estate market increased by 3.5%1 over the same period.
●Total Agents: At the end of Q2 2026, total Brokerage agents were 83,184 compared to 84,187 at the end of Q1 2026, and the Company added 2,816 agents on a gross basis during Q2 2026. Agent retention rate in Q2 2026 was 95.5%, an improvement compared to 94.1% in Q1 2026. The quarter-over-quarter decline in agent count was driven primarily by a strategy at a specific brand acquired through the Anywhere transaction to separate low and non-productive agents. Separations refer to agents that were in the prior quarter's ending agent count but not included in the current quarter's ending agent count. Total agent count separations and additions reflect a decision more often than not made by individual agent team leaders, rather than decisions made by the Company. Below is a detailed breakdown of the number of total agent separations and agent retention rate by gross commission income (GCI) bands.

Quarter-over-Quarter Total Separations and Separations by GCI Band:
○Total Agent Separations in Q2: 3,819
○Percentage of Q2 Total Agent Separations with $0 GCI in the last twelve months: 49%
○Percentage of Q2 Total Agent Separations with $20K or less in GCI (equivalent to less than 2 transactions on average at our price points) in the last twelve months: 72%

Total Agent Retention and Retention by GCI Band:
○Total Agent retention in Q2: 95.5%
○Total Agent retention excluding $0 GCI agents: 97.7%
○Total Agent retention excluding agents with $20K or less in GCI: 98.7%

Franchise:
●Gross Transaction Value (“GTV”)4: Franchise GTV was $120.0 billion in Q2 2026 compared to GTV of $8.8 billion in Q2 2025, an increase of 1,264% year-over-year. Franchise GTV increased by 11.7% year-over-year compared to pro forma1 GTV of $107.4 billion in Q2 2025.
●Transactions4: The Franchise network closed 203,207 total transactions in Q2 2026 compared to transactions of 8,850 in Q2 2025, an increase of 2,196% year-over-year. Franchise transactions increased by 3.8% year-over-year compared to pro forma1 transactions of 195,821 in Q2 2025.
●Net Royalty Rate Per Side4: Net royalty rate per side was $505 in Q2 2026 compared to net royalty rate per side of $591 in Q2 2025, a decrease of 14.6% year-over-year driven primarily by the franchise transactions from the newly acquired brands that have a lower average sales price compared to the Christie's International Real Estate network. Net royalty per side increased by 5.4% year-over-year compared to the pro forma1 net royalty rate of $479 in Q2 2025.
4 Definitions of Key Business Metrics can be found within the financial statement tables included in this press release.

Integrated Services:
●Title and Escrow (“T&E”): Total Title and Escrow transactions were 42,608 in Q2 2026 compared to T&E transactions of 7,881 in Q2 2025, an increase of 441% year-over-year primarily due to the addition of T&E transactions from Anywhere. T&E transactions increased by 7.6% year-over-year compared to pro forma1 transactions of 39,591 in Q2 2025. Average revenue per transaction was $3,654 in Q2 2026, up 1.5% year-over-year compared to pro forma1 average revenue per transaction of $3,600 in Q2 2025.
○T&E Purchase Transactions4 were 38,406 in Q2 2026 compared to T&E Purchase Transactions of 7,411 in Q2 2025, an increase of 418% year-over-year. T&E purchase transactions increased by 6% year-over-year compared to pro forma1 purchase transactions of 36,240 in Q2 2025.
○T&E Refinance Transactions4 were 4,202 in Q2 2026 compared to T&E Refinance Transactions of 470 in Q2 2025, an increase of 794% year-over-year. T&E refinance transactions increased by 25.4% year-over-year compared to pro forma1 refinance transactions of 3,351 in Q2 2025.

Compass & Redfin Partnership: Since launching Coming Soons on Redfin in late Q1 2026, our agents have received more than 60,000 leads from Rocket-Redfin, and Compass has delivered more than 20,000 Coming Soon listings to Redfin. In Chicago, our market with the most Coming Soons, Compass.com sessions were up 111% year-over-year, 77 percentage points above the platform-wide average growth of 34% year-over-year in July.

Platform: Our end-to-end proprietary technology platform, branded “Home”, is the only fully-connected platform in the industry built for real estate professionals. From first contact to close, it brings together everything real estate professionals need to grow their business, work more efficiently, and deliver a client experience that sets them apart. In July, the platform was released to over 4,000 agents at non-Compass brokerage brands and by the end of September, nearly 50,000 new agents are expected to have access to the platform, with plans to roll out the platform to our franchise network starting in Q1 2027.

●Product highlights include:
○AI Assistant: Our integrated AI Assistant was broadly demoed in early July, and enables more than 90 platform tools to be accessed through natural language prompts. Early user behavior shows the AI Assistant is driving deeper engagement with the platform, with a significant increase in the number of tools called per agent, and approximately 15,000 agents generating over 97,000 conversations.
○Compass One: The industry's premier all-in-one client dashboard designed to connect buyers and sellers with their real estate professional and provide 24/7 transparency is experiencing increased engagement with 35% of all closed home sale transactions in Q2 2026 going through the Compass One experience, up from 25.8% in Q2 2025 on a pro forma basis and up from 31.5% in Q1 2026.
○Structural Advantage Tools: A set of proprietary platform features that help our real estate professionals surface unique inventory and differentiate themselves in the market continues to see strong engagement.
■Reverse Prospecting: Allows our listing professionals to surface agents who have buyers that have shown interest in their property through saved searches, collections, direct views, and other engagement statistics. Since launch, more than 24,700 agents have used the tool, including 11,400 in Q2 2026, a 7% increase compared to Q1 2026.
■Network Tool: Lets our listing real estate professionals surface other real estate professionals in an area to find the right buyers for their property. Year-to-date (as of the end of Q2) over 12,000 real estate professionals have used the tool. Over time, we believe this feature will help our agents match buyers and sellers more effectively.
■Make-Me-Sell: Lets homeowners share an aspirational price with their agent that would compel them to move. At the end of Q2 2026, there were more than 26,000 make-me-sell entries in the platform, up from approximately 24,700 at the end of Q1 2026. This passive inventory is exclusively available to agents on the platform.
■Buyer Demand Tool: Provides real estate professionals with real-time insights into how many buyers are searching for properties at specific price points before going into a listing appointment. Since launch, over 11,000 real estate professionals have engaged with the tool. We believe this feature will help our real estate professionals win more listings and efficiently target buyers for their listings.

Q3 2026 Outlook:
●Revenue of $3.85 billion to $4.05 billion for Q3
●Adjusted EBITDA of $275 million to $305 million for Q3

Full Year 2026 Outlook:
●Non-GAAP OPEX of $2.75 billion to $2.80 billion, reflecting an increase from the prior range of $2.70 billion to $2.75 billion. Included in the range is $35 million of OPEX from M&A closed in July and $150 million of realized OPEX synergies.
●Free cash flow positive for the full year 2026.

We have not reconciled our outlook for Adjusted EBITDA to GAAP net income (loss) because certain expenses excluded from GAAP net income (loss) when calculating Adjusted EBITDA cannot be reasonably calculated or predicted at this time. Additionally, we have not reconciled our guidance for non-GAAP OPEX to GAAP OPEX because certain expenses excluded from GAAP OPEX cannot be reasonably calculated or predicted at this time. Accordingly, reconciliations are not available without unreasonable effort.

Additional information can be found in the Company’s Q2 2026 Earnings Presentation, which can be found in the Investor Relations section of the Compass website at https://investors.compass.com.
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Conference Call Information
Management will conduct a conference call to discuss the second quarter results as well as outlook at 5:00pm ET on Tuesday, August 4, 2026. The conference call will be accessible via the Internet on the Compass Investor Relations website https://investors.compass.com. You can also access the audio webcast via the following link: Compass, Inc. Q2 26 Earnings Conference Call.

An audio recording of the conference call will be available for replay shortly after the call's completion. To access the replay, visit the Events and Presentations section on the Compass Investor Relations website at https://investors.compass.com.

Disclosure Channels
Compass uses its Investor Relations website, https://investors.compass.com, as a means of disclosing information which may be of interest or material to its investors and for complying with disclosure obligations under Regulation FD. We intend to announce material information to the public through filings with the Securities and Exchange Commission, or the SEC, the investor relations page on our website (www.compass.com), press releases, public conference calls, public webcasts, our X (formerly Twitter) feed (@Compass), our Facebook page, our LinkedIn page, our Instagram account, our YouTube channel, and Robert Reffkin’s X (formerly Twitter) feed (@RobReffkin) and Instagram account (@robreffkin). Accordingly, investors should monitor each of these disclosure channels.

Safe Harbor Statement
This press release includes forward-looking statements, which are statements other than statements of historical facts, and statements in the future tense. These statements include, but are not limited to, statements regarding our future performance, including expected financial results for the third quarter of 2026 and full year 2026 and our expectations for realizing cost synergies and operational achievements. Forward-looking statements are based upon various estimates and assumptions, as well as information known to us as of the date of this press release, and are subject to risks and uncertainties, including but not limited to: general economic conditions, economic and industry downturns, the effects of geopolitical conflicts, the health of the U.S. real estate industry, and risks generally incident to the ownership of residential real estate; the effect of monetary policies of the federal government and its agencies; high mortgage rates; low home inventory levels; our ability to successfully integrate Anywhere's business and realize cost synergies and other anticipated benefits of the Anywhere transaction; the rapid advancement and integration of AI technologies in real estate, which could result in potential disintermediation of real estate professionals, increased competitive pressure and a variety of operational, ethical and regulatory challenges, and our ability to adapt to any changes driven by AI technologies in a timely and effective manner; the significant debt (and increased interest expense) we incurred in connection with the Anywhere transaction, including its impact on our business, cash flow and operations; an event of default under our material debt agreements would adversely affect our operations and our ability to satisfy obligations under our indebtedness; our ability to raise capital to grow our business or refinance or restructure our existing debt on terms acceptable to us, or at all; our ability to recruit and retain real estate professionals at the same rate as in the past; review of the Anywhere transaction by regulatory authorities and private parties and any challenges and resulting actions that could adversely affect our business; ongoing industry antitrust class action litigation (including the antitrust lawsuits filed against us and Anywhere) or any related regulatory activities; decreases in our gross commission income or the percentage of commissions that we or our franchisees collect; risks related to the significant increase in our franchise business following the Anywhere transaction; our ability to carefully manage our expense structure; adverse economic, real estate or business conditions in geographic areas where our business is concentrated and/or impacting high-end markets; our ability to continuously innovate, improve and expand our technology offerings to create value for our real estate professionals; our ability to maintain our company culture; our ability to expand our operations and to offer additional integrated services; our ability to realize the expected benefits from our joint ventures, including mortgage and title underwriting; our ability to compete successfully; our ability to attract and retain real estate professionals at our owned-brokerage and expand our franchisees; fluctuations in our quarterly results and other operating metrics; the loss of one or more of our key personnel and our ability to attract and retain other highly qualified personnel; actions by real estate professionals, employees or franchisees that could adversely affect our reputation and subject us to liability; our ability to pursue acquisitions that are successful and integrated into our existing operations; our ability to maintain or establish relationships with MLSs and third-party listing providers; the impact of cybersecurity incidents and the potential loss of critical and confidential information; the reliability of our fraud detection processes; depository banks not honoring our escrow and trust deposits; impairment of our goodwill and other long-lived assets; liabilities arising out of Anywhere's frozen pension plan; exposure to risks inherent to international markets; our ability to develop and maintain an effective system of internal control over financial reporting; our ability to use net operating losses and other tax attributes may be limited; our reliance on assumptions, estimates and business data to calculate our key performance indicators; changes in, and our reliance on, accounting standards, assumptions, estimates and business data; our ability to continue to securitize certain assets of Cartus; the dependability of our platform, technology offerings and software; our ability to obtain or maintain adequate insurance coverage; disruption or delay in service from third-party service providers; our ability to generate high-quality leads for real estate professionals and franchisees; a loss of our largest real estate benefit program client or continued reduction in spending on relocation services; investor expectations related to corporate responsibility, environmental, social and governance factors; natural disasters and catastrophic events; the effect of claims, lawsuits, government investigations, and other proceedings; changes in federal or state laws regarding the classification of our real estate professionals as independent contractors; compliance with privacy laws and regulations; compliance with applicable laws and regulations and changes to applicable laws and regulations; our ability to protect our intellectual property rights, and our reliance on the intellectual property rights of third parties; our use of open source software; the impact of having a multi-class structure of common stock; volatility in our trading price; the content of securities analysts reports and/or change in our debt rating by a rating agency; our charter provisions may make us more difficult to acquire, may limit stockholder attempts to remove or replace management and/or obtain a favorable judicial forum for disputes with us or our directors, officers or employees; our plan to continue to retain earnings rather than pay dividends for the foreseeable future; the impact of the accounting method for our 0.25% Convertible Senior Notes due 2031 (the “Convertible Notes”) on our reported financial results; potential for common stock dilution or stock price depression related to the Convertible Notes; counterparty risk with respect to the capped call transactions we entered into in connection with the Convertible Notes; and other risks set forth in our annual report on Form 10-K and our subsequent quarterly reports on Form 10-Q. Significant variation from the assumptions underlying our forward-looking statements could cause our actual results to vary, and the impact could be significant. Accordingly, actual results could differ materially from those predicted or implied or such uncertainties could cause adverse effects on our results. Reported results should not be considered as an indication of future performance.
More information about factors that could adversely affect our business, financial condition and results of operations, or that could cause actual results to differ from those expressed or implied in our forward-looking statements is included under the captions “Risk Factors,” “Legal Proceedings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and our quarterly reports on Form 10-Q, copies of which are available on the Investor Relations page of our website at https://investors.compass.com and on the SEC website at www.sec.gov. All information herein speaks as of the date hereof and all forward-looking statements contained herein are based on information available to us as of the date hereof, and we do not assume any obligation to update these statements as a result of new information or future events. Undue reliance should not be placed on the forward-looking statements in this press release.

Non-GAAP Financial Measures
To supplement our condensed consolidated financial statements, which are prepared in accordance with GAAP, we present Adjusted EBITDA, non-GAAP OPEX and free cash flow, which are non-GAAP financial measures (“Non-GAAP Financial Measures”), in this press release. We use Non-GAAP Financial Measures in conjunction with GAAP measures as part of our overall assessment of our performance, including the preparation of our annual operating budget and quarterly forecasts, to evaluate the effectiveness of our business strategies and to communicate with our board of directors concerning our financial performance. We believe Non-GAAP Financial Measures are also helpful to investors, analysts and other interested parties because they can assist in providing a more consistent and comparable overview of our operations across our historical financial periods. Non-GAAP Financial Measures have limitations as analytical tools. Therefore, you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Because of these limitations, you should consider Non-GAAP Financial Measures alongside other financial performance measures, including net loss attributable to Compass, Inc., GAAP OPEX, operating cash flows and our other GAAP measures. In evaluating Non-GAAP Financial Measures, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments reflected in this press release. Our presentation of Non-GAAP Financial Measures should not be construed to imply that our future results will be unaffected by the types of items excluded from the calculations of Non-GAAP Financial Measures. Non-GAAP Financial Measures are not presented in accordance with GAAP and the use of these terms vary from others in our industry. Reconciliations of these non-GAAP measures have been provided in the financial statement tables included in this press release, and investors are encouraged to review these reconciliations.

About Compass, Inc.
Compass, Inc. (the “Company”) (NYSE: COMP) is a global real estate services company with a presence in every major U.S. city and approximately 120 countries and territories. Compass, Inc. serves millions of buyers and sellers through a portfolio of some of the most recognized and iconic brands: @properties®, Better Homes and Gardens® Real Estate, CENTURY 21®, Christie's International Real Estate®, Coldwell Banker®, Compass®, Corcoran®, ERA®, and Sotheby's International Realty®. Every day, the Company empowers a global network of more than 300,000 real estate professionals in its owned-brokerage and franchise business to grow and deliver exceptional service to consumers.

The Company empowers real estate professionals to streamline operations and seamlessly guide clients through every phase of residential and commercial transactions, leveraging powerful tools, including its modern technology platform. In addition to brokerage services, Compass, Inc. offers integrated services, such as mortgage, title, insurance, escrow, and relocation.

Investor Contact
Soham Bhonsle
soham.bhonsle@compass.com

Media Contact
Devin Daly Huerta
devin.dalyhuerta@compass.com

Compass, Inc.
Condensed Consolidated Balance Sheets
(In millions, unaudited)

	June 30, 2026	December 31, 2025
Assets
Current assets
Cash and cash equivalents	$694	$199
Accounts receivable, net of allowance	239	57
Relocation receivables	214	—
Other current assets	238	61
Total current assets	1,385	317
Property and equipment, net	222	114
Operating lease right-of-use assets	690	381
Intangible assets, net	2,972	193
Goodwill	2,558	479
Other non-current assets	505	56
Total assets	$8,332	$1,540
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$101	$12
Commissions payable	246	95
Accrued expenses and other current liabilities	583	138
Current lease liabilities	182	99
Securitization obligations	191	23
Total current liabilities	1,303	367
Long-term debt	3,140	—
Non-current lease liabilities	596	354
Deferred income taxes	160	—
Other non-current liabilities	146	32
Total liabilities	5,345	753
Stockholders’ equity
Common stock	—	—
Additional paid-in capital	5,597	3,513
Accumulated deficit	(2,617)	(2,731)
Accumulated other comprehensive loss	(1)	—
Total Compass, Inc. stockholders’ equity	2,979	782
Non-controlling interest	8	5
Total stockholders’ equity	2,987	787
Total liabilities and stockholders’ equity	$8,332	$1,540

Compass, Inc.
Condensed Consolidated Statements of Operations
(In millions, except share and per share data, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenue	$4,306	$2,060	$7,010	$3,416
Operating expenses:
Commissions and other related expenses (1)	3,254	1,686	5,262	2,791
Sales and marketing (1)	108	61	205	119
Operations and support (1)	429	145	827	277
Technology and development (1)	109	63	228	113
General and administrative (1)	93	34	174	61
Anywhere merger transaction and integration expenses (1) (2)	34	—	217	—
Restructuring costs	2	3	8	12
Depreciation and amortization	153	29	316	58
Total operating expenses	4,182	2,021	7,237	3,431
Income (loss) from operations	124	39	(227)	(15)
Investment income	4	1	8	2
Interest expense	(41)	(3)	(78)	(5)
Income (loss) before income taxes and equity in income of unconsolidated entities	87	37	(297)	(18)
Income tax (expense) benefit	(5)	—	396	3
Equity in income of unconsolidated entities	10	2	15	3
Net income (loss)	92	39	114	(12)
Net income attributable to non-controlling interests	—	—	—	—
Net income (loss) attributable to Compass, Inc.	$92	$39	$114	$(12)
Net income (loss) per share attributable to Compass, Inc., basic	$0.12	$0.07	$0.15	$(0.02)
Net income (loss) per share attributable to Compass, Inc., diluted	$0.11	$0.07	$0.14	$(0.02)
Weighted-average shares used in computing net income (loss) per share attributable to Compass, Inc., basic	758,064,181	560,307,749	746,273,149	555,255,128
Weighted-average shares used in computing net income (loss) per share attributable to Compass, Inc., diluted	842,377,292	591,370,687	832,950,962	555,255,128

(1) Total stock-based compensation expense included in the condensed consolidated statements of operations is as follows (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Commissions and other related expenses	$—	$—	$1	$—
Sales and marketing	4	9	9	16
Operations and support	8	10	18	15
Technology and development	13	25	32	38
General and administrative	13	11	25	17
Anywhere merger transaction and integration expenses	3	—	64	—
Total stock-based compensation expense	$41	$55	$149	$86

(2) Represents transaction expenses incurred in connection with the closing of the Anywhere Merger and related integration activities. During the three and six months ended June 30, 2026, these expenses consist of legal, investment banking and other transaction-related costs, severance and other personnel-related costs, all of wich were expensed as incurred.

Compass, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions, unaudited)

	Six Months Ended June 30,
	2026	2025
Operating Activities
Net income (loss)	$114	$(12)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	316	58
Stock-based compensation	149	86
Deferred income taxes	(401)	(4)
Equity in income of unconsolidated entities	(15)	(3)
Bad debt expense	10	1
Change in acquisition-related contingent consideration	2	(2)
Amortization of debt issuance costs, premiums, and discounts	1	1
Changes in operating assets and liabilities:
Accounts receivable	(69)	(34)
Relocation receivables	(58)	(14)
Other current and non-current assets	3	—
Operating lease right-of-use assets and operating lease liabilities	(8)	(6)
Accounts payable	1	1
Commissions payable	115	65
Accrued expenses and other liabilities	(126)	(41)
Net cash provided by operating activities	34	96
Investing Activities
Investment in unconsolidated entities	—	(2)
Capital expenditures	(22)	(9)
Payments for acquisitions, net of cash acquired	(345)	(171)
Other investing activities	1	—
Net cash used in investing activities	(366)	(182)
Financing Activities
Proceeds from stock option exercises and Employee Stock Purchase Plan issuances	19	8
Taxes paid related to net share settlement of equity awards	(79)	(29)
Net change in Securitization obligations	25	8
Proceeds from issuance of convertible notes, net of issuance costs	977	—
Purchase of capped call for convertible notes	(97)	—
Proceeds from drawdowns on Revolving Credit Facility	—	70
Repayments of drawdowns on Revolving Credit Facility	—	(20)
Payments for financing leases	(3)	—
Other	(14)	2
Net cash provided by financing activities	828	39
Net increase (decrease) in cash and cash equivalents	496	(47)
Effect of changes in exchange rates on cash and cash equivalents	(1)	—
Cash and cash equivalents at beginning of period	199	224
Cash and cash equivalents at end of period	$694	$177

Compass, Inc.
Reconciliation of Net Income (Loss) Attributable to Compass, Inc. to Adjusted EBITDA
(In millions, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net income (loss) attributable to Compass, Inc.	$92	$39	$114	$(12)
Adjusted to exclude the following:
Depreciation and amortization	153	29	316	58
Investment income	(4)	(1)	(8)	(2)
Interest expense	41	3	78	5
Stock-based compensation	38	55	85	86
Income tax expense (benefit)	5	—	(396)	(3)
Anywhere merger transaction and integration expenses (1)	34	—	217	—
Restructuring costs	2	3	8	12
Other acquisition-related expenses (2)	2	(3)	3	(3)
Litigation charge (3)	—	—	7	—
Adjusted EBITDA	$363	$125	$424	$141
Net income (loss) attributable to Compass, Inc. margin	2.1%	1.9%	1.6%	(0.4%)
Adjusted EBITDA margin	8.4%	6.1%	6.1%	4.1%

(1) Represents transaction expenses incurred in connection with the closing of the Anywhere Merger and related integration activities. During the three and six months ended June 30, 2026, these expenses consist of legal, investment banking and other transaction-related costs, severance and other personnel-related costs, all of which were expensed as incurred.

(2) For the three months ended June 30, 2026, other acquisition-related expenses consisted of a $1 million loss from the change in fair value of acquisition-related contingent consideration and $1 million of expenses related to acquisition consideration recognized as compensation expense over the applicable retention periods. For the six months ended June 30, 2026, other acquisition-related expenses consisted of a $1 million loss from the change in fair value of acquisition-related contingent consideration and $2 million of expenses related to acquisition consideration recognized as compensation expense over the applicable retention periods. For the three and six months ended June 30, 2025, other acquisition-related expenses consisted of a $3 million gain from the change in fair value of acquisition-related contingent consideration.

(3) Represents a charge of $7 million incurred during the six months ended June 30, 2026 in connection with the Antitrust Lawsuits.

Compass, Inc.
Reconciliation of Operating Cash Flows to Free Cash Flow
(In millions, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net cash provided by operating activities	$191	$73	$34	$96
Less:
Capital expenditures	(11)	(5)	(22)	(9)
Free cash flow	$180	$68	$12	$87

Compass, Inc.
Reconciliation of GAAP Operating Expenses to Non-GAAP Operating Expenses
(In millions, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
GAAP Sales and marketing	$108	$61	$205	$119
Adjusted to exclude the following:
Stock-based compensation	(4)	(9)	(9)	(16)
Non-GAAP Sales and marketing	$104	$52	$196	$103

GAAP Operations and support	$429	$145	$827	$277
Adjusted to exclude the following:
Stock-based compensation	(8)	(10)	(18)	(15)
Other acquisition-related expenses	(2)	3	(3)	3
Non-GAAP Operations and support	$419	$138	$806	$265

GAAP Technology and development	$109	$63	$228	$113
Adjusted to exclude the following:
Stock-based compensation	(13)	(25)	(32)	(38)
Non-GAAP Technology and development	$96	$38	$196	$75

GAAP General and administrative	$93	$34	$174	$61
Adjusted to exclude the following:
Stock-based compensation	(13)	(11)	(25)	(17)
Litigation charge	—	—	(7)	—
Non-GAAP General and administrative	$80	$23	$142	$44

Compass, Inc.
Non-GAAP Operating Expenses Excluding Commissions and Other Related Expenses
(In millions, unaudited)

	Three Months Ended
	June 30, 2025	September 30, 2025	December 31, 2025	March 31, 2026	June 30, 2026
Sales and marketing	$52	$50	$53	$92	$104
Operations and support	138	134	135	387	419
Technology and development	38	40	38	100	96
General and administrative	23	28	33	62	80
Total non-GAAP operating expenses excluding commissions and other related expenses	$251	$252	$259	$641	$699

Compass, Inc.
Segment Operating Performance - Q2 2026
(In millions, unaudited)

	Three Months Ended June 30, 2026
	Brokerage	Franchise	Integrated Services	Total
Segment revenue	$3,960	$135	$211	$4,306

Less:
Commissions and other related expenses	3,254	—	—
Sales and marketing	88	10	6
Operations and support	229	32	155
Technology and development	7	5	2
General and administrative	6	1	5
Equity in income of unconsolidated entities	(1)	—	(9)
Segment Adjusted EBITDA	$377	$87	$52	$516

Reconciliation of Segment Adjusted EBITDA to Net income attributable to Compass, Inc.:
Unallocated corporate expenses (1)				$(153)
Stock-based compensation				(38)
Depreciation and amortization				(153)
Restructuring costs				(2)
Anywhere merger transaction and integration expenses				(34)
Other acquisition-related expenses				(2)
Investment income				4
Interest expense				(41)
Income tax expense				(5)
Net income attributable to Compass, Inc.				$92

(1) Unallocated corporate expenses represent costs managed at the corporate level that are not allocated to the reporting segments. For the three months ended June 30, 2026, these costs are reflected in the following line items within the condensed consolidated statements of operations: $3 million in Operations and support, $82 million in Technology and development, and $68 million in General and administrative.

Compass, Inc.
Segment Operating Performance - Q2 2025
(In millions, unaudited)

	Three Months Ended June 30, 2025
	Brokerage	Franchise	Integrated Services	Total
Segment revenue	$2,013	$8	$39	$2,060

Less:
Commissions and other related expenses	1,686	—	—
Sales and marketing	50	1	1
Operations and support	108	4	25
Technology and development	4	—	—
General and administrative	2	—	1
Equity in income of unconsolidated entities	—	—	(2)
Segment Adjusted EBITDA	$163	$3	$14	$180

Reconciliation of Segment Adjusted EBITDA to Net income attributable to Compass, Inc.:
Unallocated corporate expenses (1)				$(55)
Stock-based compensation				(55)
Depreciation and amortization				(29)
Restructuring costs				(3)
Other acquisition-related expenses				3
Investment income				1
Interest expense				(3)
Net income attributable to Compass, Inc.				$39

(1) Unallocated corporate expenses represent costs managed at the corporate level that are not allocated to the reporting segments. For the three months ended June 30, 2025, these costs are reflected in the following line items within the condensed consolidated statements of operations: $1 million in Operations and support, $34 million in Technology and development, and $20 million in General and administrative.

Compass, Inc.
Segment Operating Performance - Q2 2026 YTD
(In millions, unaudited)

	Six Months Ended June 30, 2026
	Brokerage	Franchise	Integrated Services	Total
Segment revenue	$6,427	$225	$358	$7,010

Less:
Commissions and other related expenses	5,261	—	—
Sales and marketing	167	17	12
Operations and support	453	63	282
Technology and development	15	11	4
General and administrative	9	1	8
Equity in income of unconsolidated entities	(2)	—	(13)
Segment Adjusted EBITDA	$524	$133	$65	$722

Reconciliation of Segment Adjusted EBITDA to Net income attributable to Compass, Inc.:
Unallocated corporate expenses (1)				$(298)
Stock-based compensation				(85)
Depreciation and amortization				(316)
Restructuring costs				(8)
Anywhere merger transaction and integration expenses				(217)
Litigation charge				(7)
Other acquisition-related expenses				(3)
Investment income				8
Interest expense				(78)
Income tax benefit				396
Net income attributable to Compass, Inc.				$114

(1) Unallocated corporate expenses represent costs managed at the corporate level that are not allocated to the reporting segments. For the six months ended June 30, 2026, these costs are reflected in the following line items within the condensed consolidated statements of operations: $8 million in Operations and support, $166 million in Technology and development, and $124 million in General and administrative.

Compass, Inc.
Segment Operating Performance - Q2 2025 YTD
(In millions, unaudited)

	Six Months Ended June 30, 2025
	Brokerage	Franchise	Integrated Services	Total
Segment revenue	$3,341	$14	$61	$3,416

Less:
Commissions and other related expenses	2,791	—	—
Sales and marketing	99	2	2
Operations and support	214	6	44
Technology and development	7	1	1
General and administrative	4	—	1
Equity in income of unconsolidated entities	—	—	(3)
Segment Adjusted EBITDA	$226	$5	$16	$247

Reconciliation of Segment Adjusted EBITDA to Net loss attributable to Compass, Inc.:
Unallocated corporate expenses (1)				$(106)
Stock-based compensation				(86)
Depreciation and amortization				(58)
Restructuring costs				(12)
Other acquisition-related expenses				3
Investment income				2
Interest expense				(5)
Income tax benefit				3
Net loss attributable to Compass, Inc.				$(12)

(1) Unallocated corporate expenses represent costs managed at the corporate level that are not allocated to the reporting segments. For the six months ended June 30, 2025, these costs are reflected in the following line items within the condensed consolidated statements of operations: $1 million in Operations and support, $66 million in Technology and development, and $39 million in General and administrative.

Compass, Inc.
Key Business Metrics
(Unaudited)

The following table presents the Company's key business metrics on both an actual and pro forma basis. Pro forma metrics reflect the combined operations of Compass and Anywhere as if the acquisition had occurred on January 1, 2025, and therefore include Anywhere's results across all periods presented. Because the acquisition actually closed on January 9, 2026, the pro forma metrics for the six months ended June 30, 2026 incorporate Anywhere's results for the first eight days of January 2026 prior to closing.

	Actuals				Pro Forma
	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025	2026	2025	2026	2025
Brokerage:
Gross Transaction Value (in billions) (1)	$155.2	$78.3	$252.6	$130.7	$155.2	$133.9	$253.9	$225.9
Total Transactions (2)	153,009	73,024	252,513	122,146	153,009	142,504	254,156	241,086
Franchise:
Gross Transaction Value (in billions) (1)	$120.0	$8.8	$196.9	$15.1	$120.0	$107.4	$200.6	$184.6
Total Transactions (2)	203,207	8,850	340,554	14,967	203,207	195,821	346,613	339,026
Net Royalty Rate Per Side (3)	$505	$591	$479	$619	$505	$479	$477	$472
Integrated Services:
Purchase title and escrow transactions (4)	38,406	7,411	63,409	11,298	38,406	36,240	64,577	61,476
Refinancing title and escrow transactions (5)	4,202	470	9,520	733	4,202	3,351	9,729	6,118
Average title and escrow revenue per transaction (6)	$3,654	$4,869	$3,599	$5,038	$3,654	$3,600	$3,628	$3,551

(1) Gross Transaction Value represents the sum of all closing sale prices for homes transacted by real estate professionals within our Brokerage or Franchise segments, as applicable, during the periods. The value of a single transaction is counted twice when our real estate professionals represented both the buyer and the seller. This metric excludes any transactions from our international franchisees.

(2) Total Transactions represents the sum of all transactions closed by our Brokerage or Franchise segments, as applicable, during the periods in which our real estate professionals represented the buyer or seller in the purchase or sale of a home. A single transaction is counted twice when our real estate professionals represented both the buyer and the seller. This metric excludes any transactions from our international franchisees.

(3) Net Royalty Per Side represents the average net royalty revenue earned by our Franchise segment per franchisee transaction side closed during the periods. Net royalty revenue reflects gross royalty revenue earned under our franchise agreements, net of volume incentives and other contractual reductions paid or credited to franchisees. This metric excludes any transactions from our international franchisees.
(4) Purchase Title and Escrow Transactions represents the number of title insurance policies and escrow settlements completed by our Integrated Services segment during the periods in connection with home purchase transactions.
(5) Refinancing Title and Escrow Transactions represents the number of title insurance policies and escrow settlements completed by our Integrated Services segment during the periods in connection with mortgage refinancing transactions.
(6) Average Title and Escrow Revenue Per Transaction represents the average revenue earned by our Integrated Services segment per title and escrow transaction completed during the periods, calculated as title and escrow revenue divided by the sum of purchase and refinancing title and escrow transactions.

Compass, Inc.
Supplemental Pro Forma Information
(In millions, unaudited)

The following table presents Supplemental Pro Forma Revenue and Commissions and other related expenses for the Company (“Compass”) and Anywhere Real Estate Inc. ("Anywhere") on a combined basis for the periods presented, as if the Company's acquisition of Anywhere had occurred on January 1, 2025. For comparability, Anywhere's results have been included for the full period from January 1, 2025 through March 31, 2026, which incorporates the first eight days of January 2026 prior to the closing of the acquisition. This pro forma financial information has not been prepared and presented in accordance with the requirements of Article 11 of Regulation S-X or Accounting Standards Codification 805, Business Combinations, and it was prepared for illustrative and informational purposes only.

Certain amounts in Anywhere's historical financial statements have been reclassified to conform to the Company's new segment-level disclosure format, effective for the three months ended March 31, 2026. These reclassifications include (i) the reclassification of relocation revenue related to the Cartus business to Integrated Services, such that Integrated Services revenue now comprises relocation revenue in addition to title and escrow revenue, (ii) the elimination of intercompany royalty revenue earned by the Franchise business from the Brokerage segment, and (iii) certain other reclassifications to Commissions and Other Related Expenses to conform to the Company's current presentation.

	Three Months Ended
	March 31, 2025	June 30, 2025	September 30, 2025	December 31, 2025	March 31, 2026
Pro forma Revenue:
Brokerage:
Compass	$1,328	$2,014	$1,802	$1,657	$1,465
Anywhere	1,012	1,431	1,369	1,217	1,042
Total Brokerage revenue	$2,340	$3,445	$3,171	$2,874	$2,507
Franchise:
Compass	$6	$8	$8	$8	$8
Anywhere	91	118	123	113	87
Total Franchise revenue	$97	$126	$131	$121	$95
Integrated Services:
Compass	$22	$38	$36	$35	$31
Anywhere	118	158	155	139	124
Total Integrated Services revenue	$140	$196	$191	$174	$155
Pro forma revenue	$2,577	$3,767	$3,493	$3,169	$2,757

Pro forma Commissions and other related expenses:
Compass	$1,105	$1,685	$1,502	$1,384	$1,219
Anywhere	790	1,131	1,084	956	819
Pro forma commissions and other related expenses	$1,895	$2,816	$2,586	$2,340	$2,038